PricewaterhouseCoopers

                                             PricewaterhouseCoopersLLP
                                             203 North LaSalle Street
                                             Chicago, IL 60601-1210
                                             Telephone:  (312)-701 5500
                                             Facsimile:  (312)-701 6533






April 11, 2001



Mr. Mark D. Nerud
Chief Financial Officer
Jackson National Asset Management LLC
225 W. Wacker Drive
Suite 1200
Chicago, IL 60606

Dear Mr. Nerud:

This is to confirm that the client-auditor relationship between the registrants listed on the attached schedule (Commission file numbers attached) and PricewaterhouseCoopers LLP has ceased.

Very truly yours,



PricewaterhouseCoopers LLP

cc:      Chief Accountant
         SECPS Letter File, Mail Stop 11-3
         450 Fifth Street, N.W.
         Washington, DC 20549